Exhibit 5.1

August 3, 2023

Intevac, Inc.

3560 Bassett Street

Santa Clara, California 95054

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Intevac, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of (i) an aggregate of 850,000 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), reserved for issuance under the Company’s 2020 Equity Incentive Plan, as amended and (ii) an aggregate of 300,000 shares of Common Stock, reserved for issuance under the Company’s 2003 Employee Stock Purchase Plan, as amended. Such shares of Common Stock are referred to herein as the “Shares” and such plans are referred to herein as the “Plans.”

As the Company’s legal counsel, we have examined the proceedings taken and are familiar with the actions proposed to be taken by the Company in connection with the proposed issuance and sale of the Shares under the Plans and pursuant to the agreements related thereto.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold in the manner referred to in the Plans and pursuant to the agreements that accompany each grant or award under the Plans, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ WILSON SONSINI GOODRICH & ROSATI